Exhibit 99.1



FOR IMMEDIATE RELEASE                                             PRESS RELEASE

CONTACTS:

         Sabine Kortals                    Merja Poysti
         Artemis International             Proha PLC
         303.305.4107                      +358 (0) 20 4362 110
         sabine_kortals@artemispm.com      merja.poysti@proha.com

         Carlos Cashman                    Kelly Major
         Opus360                           BRW LeGrand (Artemis - PR)
         212.884.6451                      303.298.8470 ext. 225
         ccashman@opus360.com              kmajor@brwlegrand.com


             PROHA AND OPUS360 AMEND AGREEMENT FOR COMBINATION
                    OF ARTEMIS INTERNATIONAL AND OPUS360
                              - - - - - - - -
                     Companies amend earlier agreement
                      in order to expedite combination

NEW YORK, NY - JULY 12, 2001 -- Proha PLC and Opus360 Corporation
(OTCBB:OPUS) today announced they have amended the Share Exchange Agreement entered into on April 11, 2001. The amendment enables the companies to accelerate the operational combination of Proha's subsidiary, Artemis International Corporation, with Opus360.

The accelerated schedule allows Artemis to bring a leading workforce procurement solution to customers more quickly. Opus360's sourcing solution will complement Artemis' Business Management Architecture(TM) - its comprehensive suite of Project and Resource Collaboration offerings that is delivered globally through its worldwide distribution network.

The revised transaction will take place in two steps. The operational combination will be accomplished as of the first closing, which is expected to occur on or before August 15, 2001. As of the first closing the combined operations will operate under the name Artemis International and will be led by the senior management team of Artemis, and the eight member Opus360 board of directors will consist of five members appointed by Proha and three of the existing Opus360 directors.

At the first closing, approximately 77 million shares of Opus360 common stock (representing over 50 percent of the post-transaction outstanding common stock of Opus360) will be issued to Proha in return for the Artemis stock. The second closing will follow as soon after the first closing as possible, but is expected to occur before year-end. At the second closing, the transaction will be completed with the delivery by Opus360 of approximately 123 million additional shares of Opus360 common stock as a final purchase price installment for the Artemis stock and in return for the delivery by Proha of 19.9 percent of the outstanding shares of two Proha subsidiaries. Upon completion of the second closing, and as previously announced, Proha will own approximately 80 percent of the post-transaction outstanding common stock of Opus360.

Each of the closings is subject to certain closing conditions, including, in the case of the first closing, Proha shareholder approval and in the case of the second closing, Opus360 shareholder approval.

About Artemis International Corporation

Artemis International, a wholly owned subsidiary of Proha PLC, is a leading provider of project and resource collaboration solutions. Its unique Business Management Architecture(R) is the only total solution that maximizes business performance by helping enterprises transform their strategies into results. Artemis' unique combination of integrated and scalable project and resource management software products and consulting services is designed to meet IS/IT, capital program and new product development application needs. Artemis(R) provides strategic portfolio management and project and resource collaboration solutions to thousands of customers worldwide, including Global 2000 companies such as: ABN AMRO Bank N.V., American International Group. Inc., BAE SYSTEMS, The Boeing Company, Deutsche Bank, Ericsson Inc., The Goldman Sachs Group Inc., The Goodyear Tire and Rubber Company, ING Barings, Lockheed Martin, Marconi Plc, Nokia, Pfizer Inc., SBC Communications Inc. and Sun Microsystems Inc. Headquartered in Boulder, Colorado, Artemis operates through its international network of 40 offices in more than 27 countries worldwide. For more information, visit the Artemis Website at www.artemisintl.com.

About Proha PLC

Proha is a globally operating, growing and profitable software company. Its key business areas are Project Management (Artemis), Financial Management (Accountor), and ASP services based on Internet Technologies (Intellisoft). The proforma net sales of the Proha Group was EUR 82.2 million in 2000. Over 4/5 of the net sales originates from outside Finland. The Group employs nearly 700 people over 450 of whom work outside Finland.

About Opus360 Corporation

Opus360 provides eBusiness software that enables companies to manage and acquire skilled professionals strategically. Recently named one of the top 100 technology companies by Forbes magazine and one of the top 100 eProcurement providers by iSource Business magazine, Opus360's software enables businesses to get more work done with the employees they have and reduce the cost of acquiring skilled professionals. Opus360 has sold its products and services to leading corporations, professional services and staffing firms such as Lucent Technologies (NYSE: LU), Computer Sciences Corporation (NYSE: CSC), CompuCom (Nasdaq: CMPC), Computer Task Group (NYSE: CTG) and Global Managed Services. For more information, visit the Opus360 Website at www.Opus360.com.

Forward Looking Statements

 "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the likelihood or effect of completing the combination of Opus360 with Artemis International Corporation, the abilities of Opus360 and Artemis International Corporation to successfully integrate their businesses, Artemis International Corporation's and Opus360's growth and profitability, growth strategy, operating expense reduction targets and trends in the industry in which Artemis International Corporation and Opus360 operate. These forward-looking statements are based on current expectations and are subject to a number of risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements are detailed in the documents filed by Opus360 with the Securities and Exchange Commission including but not limited to those contained under the risk factors section of the Opus360 Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2000. Opus360 assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements or for prospective events that may have a retroactive effect.